Exhibit 5

[General Mills, Inc. Letterhead]

January 23, 2008

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

General Mills, Inc.:

I am Corporate and Securities Counsel and Assistant Secretary of General Mills, Inc. (the "Company") and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company's 2007 Stock Compensation Plan (the “Plan”). In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion.

Based on such examination, I am of the opinion that all necessary corporate proceedings have been taken to authorize the issuance of the shares under the Plan, and all such shares will, when paid for and issued pursuant to the terms of the Plan, be validly issued and outstanding and fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Chris A. Rauschl

Chris A. Rauschl